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                                                                  Exhibit (b)(3)

                         CDC NVEST CASH MANAGEMENT TRUST


               Amendment to the By-Laws (adopted August 23, 2002)

The following Article 9.5 is hereby removed from the By-Laws:

                                   ARTICLE 9.5

9.5 Limitations on Investment by the Trust in Securities of Any One Issuer. The Trust may not purchase for its portfolio or for the portfolio of any class or series of the Trust's shares the securities of any issuer if immediately after such purchase the Trust or that class or series would thereupon hold securities representing more than 10% of the total value of the outstanding securities of such issuer or more than 10% of the voting securities of such issuer as disclosed in the last available financial statements of such issuer. This limitation shall not apply to obligations issued or guaranteed by the government of the United States of America or to obligations of any corporation organized under a general Act of Congress if such corporation is an instrumentality of the United States. For purposes of this limitation, each state and each political subdivision, agency, authority or instrumentality thereof and each multistate agency and authority shall be considered a separate issuer.

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